Exhibit 99.1

Hughes Files Chapter 11 Voluntary Reorganization to Strengthen Capital Structure and Evolve Business to Meet Market Demand

Company to continue delivering for customers as it engages with stakeholders around appropriate capital structure and go-forward business operations

Hughes to reorganize and refocus operations on B2B, government, and defense applications

Germantown, MD, August 3, 2026 – Hughes Satellite Systems Corporation (“Hughes” or the “Company") today announced that it and certain of its U.S. subsidiaries, including Hughes Network Systems, LLC, have filed voluntary chapter 11 petitions in the Bankruptcy Court for the Southern District of Texas, Houston Division (the “Court”) to facilitate a financial and operational reorganization. This reorganization will allow the Company to address its maturing secured and unsecured debt, strengthen its capital structure, and accelerate its ongoing transformation into an enterprise, government, and defense-focused business—all while continuing to serve its customers.

Key Takeaways

●	The Company plans to continue serving customers while refocusing operations on its enterprise, government, and defense lines of business.
●	The Company is seeking and anticipates approval of customary “first-day” motions from the Court to enable Hughes to continue to operate its businesses in the ordinary course during the process, including paying employees in the ordinary course, delivering for customers and channel partners, and fulfilling go-forward commitments to vendors.

●	EchoStar Corporation (“EchoStar”) and Hughes’ international subsidiaries are not included in the chapter 11 proceedings. Hughes’ chapter 11 filing has no impact on EchoStar’s other operations, employees or brands, including DISH TV, Sling TV, and Boost Mobile.

Maintaining Business Continuity

The Company intends to use the tools of a chapter 11 reorganization to facilitate a path forward for Hughes that best serves its customers and its obligations to existing creditors. The Company intends to use the process to engage in discussions with its bondholders and stakeholders around Hughes’s go-forward capital structure and to develop a plan of reorganization.

Hughes has sufficient liquidity to fund its operations in the near-term and will seek to use its existing cash as it works to right-size the Company’s balance sheet.

EchoStar Corporation, Hughes’ International Subsidiaries Not Impacted

EchoStar Corporation, EchoStar’s non-Hughes subsidiaries, and Hughes Satellite Systems Corporation’s international subsidiaries are not included in Hughes’ chapter 11 filing. Hughes’ chapter 11 filing has no impact on EchoStar’s other operations, employees or brands, including DISH TV, Sling TV, and Boost Mobile.

Advisors

White & Case LLP is serving as legal counsel to Hughes and its U.S. subsidiaries included in the chapter 11 filings, including Hughes Network Systems, LLC. FTI Consulting, Inc. is serving as financial advisor to those filing entities.

Exhibit 99.1

Additional Information

Court filings and other information regarding the case can be found at https://dm.epiq11.com/hughessatellite or by contacting Epiq Corporate Restructuring, the noticing and claims agent, at 877-327-7498 (for toll-free U.S. calls) or +1 971-247-3657 (for international calls). Please note that these resources are for information about the restructuring process only; all other customer service and support infrastructure and contact information for the Company remains active and operational.